Exhibit 99.1

SC Health Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing September 3, 2019

August 30, 2019 05:00 AM Eastern Daylight Time

SINGAPORE--(BUSINESS WIRE)—SC Health Corporation (NYSE:SCPE.U) (the “Company” or “SC Health”) announced that, commencing September 3, 2019, holders of the units sold in the Company’s initial public offering of 17,250,000 units may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “SCPE” and “SCPE WS,” respectively. No fractional warrants will be issued upon the separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on the New York Stock Exchange under the symbol “SPCE.U.” Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Credit Suisse Securities (USA) LLC (Address: Credit Suisse Securities (USA) LLC, Prospectus Department, Eleven Madison Avenue, New York, NY 10010; Tel: (800) 221-1037; Email: newyork.prospectus@credit-suisse.com).

About SC Health Corporation

SC Health is a special purpose acquisition company formed by SC Health Group Limited, an affiliate of SIN Capital Group Pte. Ltd. (“SINCap”), for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SINCap is a Pan-Asia multi-asset professional investment firm with a differentiated investment approach centered around several key tenets: a long-term investment horizon and close partnership with management; building platforms in under-invested but high growth industries; and employing an ‘‘Investor-Operator’’ model focused on comprehensive operational value-add.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the timing of the separation of the units sold in the Company’s initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of SC Health, including those set forth in the Risk Factors section of SC Health’s registration statement and prospectus for SC Health’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. SC Health undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Lynn Lau, Chief Financial Officer
contact@schealthcorp.com